Exhibit 3.1

ARTICLES OF AMENDMENT TO THE CHARTER

OF

FRED’S, INC.

In accordance with Sections 48-20-102 and 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Charter:

I. The name of the corporation is FRED’S, INC.

II. The text of the amendment is as follows:

Article Two of the Charter is hereby amended, pursuant to the authority granted to the Board of Directors of this corporation by the Tennessee Business Corporations Act, by deleting it in its entirety and replacing it with the following:

ADDRESS:    Second. The address of the principal office of the Corporation shall be 2001 Bryan Street, Suite 1550, Dallas, Texas 75201 or such other location as the Board of Directors may from time to time designate.

III. Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.

IV. These Articles of Amendment were duly adopted by the Board of Directors of the Corporation on September 8, 2019, without shareholder approval as no such approval was required.

V. These Articles of Amendment to the Charter of the Corporation will be effective as of 6:00 p.m. Central Time on September 8, 2019.

Dated this 8th day of September, 2019

FRED’S, INC.

By: /s/ Joseph Anto
Name: Joseph Anto
Title: Chief Executive Officer